Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-150066) of InfuSystem Holdings, Inc. of our report dated March 20, 2008, relating to the statements of income, stockholder’s equity, and cash flows of InfuSystem, Inc. (the “Company”) for the period from January 1, 2007 to October 25, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes in 2007), appearing in InfuSystem Holdings, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

/S/ DELOITTE & TOUCHE LLP

Costa Mesa, California

March 3, 2010